Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Investment Portfolios 2:

We consent to the use of our report dated March 23, 2016, with respect to Prudential Core Short-Term Bond Fund and Prudential Core Taxable Money Market Fund, each a series of Prudential Investment Portfolios 2, incorporated by reference herein and to the references to our firm under the headings “Other Service Providers- Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

March 24, 2016